Exhibit 99.1

Contact:	Chris Papa

Post Properties, Inc.

(404) 846-5000

Post Properties Appoints Toni Jennings to Board of Directors

Announces Results of Annual Shareholders Meeting

ATLANTA, May 23, 2013 – Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today announced that Ms. Toni Jennings, 64, has been appointed to its Board of Directors, and to its Audit and Executive Compensation and Management Development Committees. Ms. Jennings is the chairman of the board of Jack Jennings & Sons, Inc., a family-owned construction business which provides general contractor, construction manager and design-build services. She served as Lieutenant Governor of the State of Florida from 2003 to 2007, and served 20 years in the Florida Senate, four as President, and four years in the Florida House of Representatives. She is also past chair of the Florida Chamber of Commerce. Ms. Jennings is a member of the boards of directors of publicly-traded NextEra Energy, Inc. (NYSE: NEE) and Brown & Brown, Inc. (NYSE: BRO).

Said Bob Goddard, Chairman of the Post Board of Directors, “Toni Jennings is an individual of outstanding experience and accomplishment. We are delighted to be bringing her skill and unique perspective to the work of the Post board.”

Post Properties also today announced that shareholders at the Company’s Annual Meeting elected the Board’s seven nominees, voted to approve, on an advisory basis, executive compensation, and ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2013.

About Post Properties

Post Properties, Inc., founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high density urban and resort-style garden apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 22,218 apartment units in 60 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 2,046 apartment units in seven communities currently under development or in lease-up. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

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